Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

January 23, 2023

Cadrenal Therapeutics, Inc.
822 A1A North, Suite 306
Ponte Vedra, Florida 32082

Re:	Cadrenal Therapeutics, Inc. Registration Statement on Form S-8

Dear Ladies & Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by Cadrenal Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of up to an aggregate of 3,010,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) as follows: (a) 1,100,000 Shares that may be issued pursuant to outstanding stock option awards under the Cadrenal Therapeutics, Inc. 2022 Amended and Restated Equity Incentive Plan (the “Initial Plan”); and (b) 1,910,000 Shares that may be issued pursuant to the Cadrenal Therapeutics, Inc. 2022 Successor Equity Incentive Plan (the “Successor Plan”), consisting of: (i) 810,000 Shares reserved and available for issuance pursuant to the grant of new awards under the Initial Plan; and (ii) 1,100,000 shares subject to outstanding stock options or other awards granted under the Initial Plan that on or after the Successor Plan becomes effective, terminate or expire prior to exercise or settlement; are not issued because the award is settled in cash; are forfeited because of the failure to vest; or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, as such shares become available from time to time.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the Initial Plan or Successor Plan following the date hereof will be issued for not less than par value.

Based upon, and subject to, the foregoing, it is our opinion that the 3,010,000 Shares, when sold and issued in accordance with the provisions of the Initial Plan or the Successor Plan, as applicable, and the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

Cadrenal Therapeutics, Inc.

January 23, 2023

The opinions in this opinion letter are qualified in their entirety and subject to the following:

1. We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

2. This opinion is given as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the reference to this firm as your counsel in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME
BLANK ROME LLP

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